Exhibit 4.2
                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of February 20, 2003 among eMagin Corporation, a Delaware corporation (the "Company") and Yasunori Nakazaki ("Consultant").

     WHEREAS, the Company has requested the Consultant to provide the Company with marketing support services in connection with their business, and the Consultants have agreed to provide the Company with such services for a period through September 30, 2003 and include all prior billed, but unpaid services; and

     WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1. The Company will issue up to 60,000 shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultants as the Consultants shall designate.

     The total number of shares to be issued will be $50,000 divided by the five
(5) prior days closing price of the Company's stock on the day that the Form S-8, under which these shares are being registered, goes effective with the Securities and Exchange Commission (the "Effective Date"). In the event that the number of shares to be issued is a fractional amount, the number of shares issued will be round up to the nearest whole share. The shares shall be issued to the Consultant one (1) day after the Effective Date. These shares shall represent payment for all prior unpaid services provided by Consultant to the Company and all future services provided by the Consultant to the Company through September 30, 2003.

     2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION
                                            /s/Gary Jones
                                            Chairman


                                            CONSULTANT
                                            /s/Yasunori Nakazaki